EXHIBIT 99.1





Flagstone Re Reports Diluted Book Value Per Share of $12.46 for End of Second Quarter 2007


HAMILTON, Bermuda--(BUSINESS WIRE)--Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced today that their second quarter of 2007 ended with a diluted book value per share of $12.46, up 1.2% for the quarter. Net income available to common shareholders for the quarter ended June 30, 2007 of $14.7 million, or $0.17 per diluted share, compared to $26.1 million, or $0.36 per diluted share, for the quarter ended June 30, 2006. Net income for the six months ended June 30, 2007 was $50.3 million, or $0.64 per diluted share, compared to $31.8 million, or $0.47 per diluted share, for the corresponding period of 2006.

Chairman, Mark Byrne noted: "Organizationally, we had a productive quarter, and many seasoned executives joined Flagstone around the world. Progress on our many systems and technology initiatives continues apace. Furthermore, we have launched new offices covering the MENA region from Dubai, and the Latin American region from San Juan Puerto Rico. Our globally diversified book of business means that when there are significant losses in non peak zones, our portfolio will experience losses which a peak-zone strategy might avoid. Naturally we would have preferred to have a stronger Q2 2007 from a returns perspective, but we view the moderate size of the losses relative to our exposures in the UK Wind and Australian zones, to be a satisfactory demonstration of our risk management. We regard the increase in diluted book value per share, measured over intervals of three years, as the best single measure of our performance for shareholders. Since the founding of the Company the annualized growth is 16.9%, which is near our 17% target. Since our reinsurance book is exposed to catastrophes, our results will not be smooth from quarter to quarter, and we do not issue earnings guidance."

CEO David Brown said, "We continue to be pleased with the quality of business we are seeing and increased our volumes significantly over the same period last year. Our gross premiums written are up 81% for the first half of the year as we mature our relationships and deploy the capital raised in our IPO and through our recent debt offering. As I noted last quarter, the UK is one of our largest exposure zones and consequently we were impacted by the floods in the UK at the end of this quarter. This, together with flood losses in Australia, produced a disappointing result viewed on a quarterly basis. However, this is in the nature of the volatile business we underwrite and we continue to be pleased with the franchise we are building for the long term."

Summary of unaudited consolidated financial data for the periods is as follows:

                            Three Months Ended     Six Months Ended
                            June 30,   June 30,   June 30,   June 30,
                              2007       2006       2007       2006
                           -------------------------------------------
                           (in thousands, except per share amounts and
                                             ratios)

Gross Premiums Written     $  181,345  $125,453  $  388,358  $214,067
Net Premiums Written       $  181,345  $118,739  $  380,113  $205,465
Net Premiums Earned        $  111,842  $ 37,275  $  213,068  $ 56,247
Net Investment Income      $   20,531  $  8,173  $   34,162  $ 14,801
Net income                 $   14,694  $ 26,095  $   50,304  $ 31,846
Total Shareholders' Equity $1,085,845  $742,153  $1,085,845  $742,153
Combined Ratio                   94.6%     46.3%       84.9%     60.8%
Basis Earnings per Share   $     0.17  $   0.36  $     0.64  $   0.47
Diluted Earnings per Share $     0.17  $   0.36  $     0.64  $   0.47
Basic Book Value per Share $    12.73  $  10.37  $    12.73  $  10.37
Fully Diluted Book Value
 per Share                 $    12.46  $  10.27  $    12.46  $  10.27
Growth in Fully Diluted
 Book Value per Share             1.2%      2.9%        4.3%      4.2%

Please note that our diluted earnings per share for the quarter ended June 30, 2007 does not contain the effect of:

(1) The warrant conversion as this would be anti-dilutive for GAAP purposes.

(2) The PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There are currently 1,538,000 PSU's outstanding under the PSU plan.

Diluted book value per share is a non-GAAP financial measure. A reconciliation of this measure to shareholders equity is presented at the end of this release.


Results of Operations

Premiums

Gross premiums written for the second quarter of 2007 were $181.3 million, compared to $125.5 million for the same quarter of 2006, an increase of 44.6% from the prior quarter. Gross premiums written for the six months ended June 30, 2007 were $388.4 million, compared to $214.1 million for the same period in 2006, an increase of 81.4% from the prior period.

The increase in gross premiums written for both periods was primarily due to increased participations on programs from our existing clients and the addition of new clients due to our larger capital base and growth in our franchise since we commenced operations on December 20, 2005.

The gross premiums written in second quarter 2007 include $144.4 million for property catastrophe, $26.3 million for other property and $10.6 million for the specialty book compared to $99.8 million, $21.6 million and $4.1 million, respectively, for the same quarter in 2006.

The gross premiums written for the six months ended June 30, 2007 include $302.8 million for property catastrophe, $50.9 million for other property and $34.7 million for the specialty book compared to $160.3 million, $41.8 million and $12.0 million, respectively, for the same period in 2006.

Net premiums earned were $111.8 million for the second quarter of 2007 compared to $37.3 million for the same quarter of 2006. Net premiums earned for the six months ended June 30, 2007 were $213.1 million compared to $56.2 million for the same period of 2006. Because Flagstone only began writing business in January 2006, and premium volumes are continuing to increase, earned premiums lag noticeably behind written premiums. This will continue to be the case until the level of net premiums written stabilizes at a reasonably constant level year on year.

Net investment income and net realized and unrealized gains and losses on investments

Net investment income for the second quarter of 2007 was $20.5 million, compared to $8.2 million for the same quarter in 2006. Net investment income for the six months ended June 30, 2007 was $34.2 million, compared to $14.8 million for the same period in 2006.

The increase in investment income for both periods reflects higher average invested assets in our portfolio of high quality, short duration fixed maturity and short term investments and the increase in amortization income on our Treasury Inflation Protected Securities ("TIPS").

During the second quarter of 2007, the Company recorded $1.9 million of net realized and unrealized losses compared to net realized and unrealized losses of $5.5 million in the second quarter of 2006. As noted in our first quarter, 2007 earnings press release, effective January 1, 2007 we early adopted SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No.

115," ("SFAS 159") with respect to our investment portfolio. The impact is that all subsequent changes in the fair value of our investment portfolio will be recorded as net realized and unrealized gains (losses) in our statement of operations. Our net realized and unrealized loss includes $8.6 million loss for the three months ended June 30, 2007 which primarily resulted from the change in fair value of our fixed maturity and equity portfolio during the period due to the impact of rising interest rates offset by positive performing equity markets.

During the six months ended June 30, 2007, the Company recorded $2.6 million of net realized and unrealized gains compared to net realized and unrealized losses of $8.6 million in the same period of 2006. Our net realized and unrealized loss includes $5.3 million loss for the six months ended June 30, 2007 which primarily resulted from the change in fair value of our fixed maturity and equity portfolio during the period due to the impact of rising interest rates offset by positive performing equity markets.

Losses incurred

Losses and loss adjustment expenses were $77.3 million for the second quarter of 2007, representing a loss ratio of 69.1% compared to $3.6 million and a loss ratio of 9.7% for the same quarter last year. The second quarter of 2007 included $31.0 million with respect to flooding which impacted parts of Northern England in June of this year, $23.5 million with respect to the storm and subsequent flooding which affected parts of New South Wales, Australia in early June 2007, and $4.5 million with respect to Cyclone Gonu (Oman) in June 2007. These three events added 52.8% to the second quarter loss ratio. Complexity resulting from the ongoing floods in several areas of England introduces additional uncertainty to the normal difficult process of estimating catastrophic losses. The resulting impact on claims adjusting (including the effect of demand surge on the cost of building materials, labor and additional living expenses) is likely to cause delays to the timing with which we are notified of loss estimates by ceding companies.

Losses and loss adjustment expenses were $125.0 million for the six months ended June 30, 2007, representing a loss ratio of 58.7% compared to $9.8 million and a loss ratio of 17.5% for the same period last year. In addition to the events noted above, we incurred gross losses of $33.8 million from Windstorm Kyrill which swept across Northern Europe in January 2007, and $6.0 million for a Zenit Satellite loss in January 2007. The first half of the year of 2006 experienced light catastrophe activity.

With regard to the July UK flood losses we are currently assessing its impact on our portfolio and it is too early to comment on an expected loss range.

Expenses

Acquisition costs and general and administrative expenses were $28.5 million for the second quarter of 2007 representing an expense ratio of 25.5% compared to $13.7 million and 36.6% for the same quarter last year. Included in these numbers were $2.6 million and $0.6 million for the quarters ended June 30, 2007 and June 30, 2006, respectively, relating to the expensing of share based equity compensation. The ratio for the second quarter of 2006 was high due to the fact that the earned premiums only reflected two quarters of premium writings.

Acquisition costs and general and administrative expenses were $55.9 million for the six months ended June 30, 2007 representing an expense ratio of 26.2% compared to $24.3 million and 43.3% for the same period in 2006. Included in these numbers were $4.2 million and $4.3 million for the six month periods ended June 30, 2007 and June 30, 2006, respectively, relating to the expensing of share based equity compensation. The ratio for the 2006 was high due to the fact that the earned premiums only reflected two quarters of premium writings.

For the second quarter of 2007, the Company generated a combined ratio of 94.6%, compared to a combined ratio of 46.3% for the second quarter of 2006. For the six months ended June 30, 2007, the Company generated a combined ratio of 84.9%, compared to a combined ratio of 60.8% for the same period in 2006.

Interest expense

Interest expense for the second quarter of 2007 was $3.5 million, compared to $nil for the same quarter in 2006. Interest expense for the six months ended June 30, 2007 was $6.8 million, compared to $nil for the same period in 2006. Interest expense primarily consists of interest due and amortization of debt offering costs on our junior subordinated deferrable interest debentures which were issued on August 23, 2006, June 8, 2007, and June 28, 2007.

Minority interest

From January 1, 2007, the Company consolidates Mont Fort Re ("Mont Fort"), a segregated accounts or "cell" company registered under the Bermuda Segregated Accounts Companies Act 2000 (as amended) in accordance with the provisions of FASB Interpretation No. 46 (revised) Consolidation of Variable Interest Entities. As such, the results of Mont Fort are included in the Company's unaudited consolidated financial statements and the portions of Mont Fort's net income and shareholders equity attributable to the preferred shareholders are recorded in the consolidated financial statements of the Company as minority interest.

Included in the Company's assets as at June 30, 2007 were cash, cash equivalents and fixed maturity investments of $172.2 million held for the sole benefit of preferred shareholders of each specific Mont Fort cell and available to settle the specific current and future liabilities of each cell.

Shareholders' equity

Shareholders' equity was $1.086 billion at June 30, 2007, compared to $864.5 million at December 31, 2006. Diluted book value per share at June 30, 2007 was $12.46, compared to $11.94 per common share at December 31, 2006.

Declaration of quarterly dividend

On July 20, 2007, the Board of Directors declared a quarterly dividend of $0.04 per common share. The dividend is payable on August 15, 2007 to shareholders of record at the close of business on July 31, 2007.

Island Heritage

On July 3, 2007, Flagstone purchased 73,110 shares (representing a 21.4% interest) in Island Heritage Holdings Company ("Island Heritage") for a purchase price of approximately $12.4 million. With this acquisition, Flagstone took a controlling interest in Island Heritage by increasing its interest to 54.6% of the voting shares. As a result of the acquisition of the controlling interest, the results of operations of Island Heritage will be included in the Company's consolidated financial statements from July 1, 2007, with the portions of Island Heritage's net income and shareholder's equity attributable to minority shareholders recorded as minority interest in the Company's consolidated financial statements.

Following the acquisition, the Company's representation on Island Heritage's board and the close working relationship with its management will allow Flagstone to promote and support best practices in the underwriting of Island Heritage's underlying business and consequently enhance the quality of data available to Flagstone to underwrite the reinsurance of such business.

Mont Gele

On July 26th, Flagstone entered into a retrocessional reinsurance agreement with Mont Gele Re Ltd. ("Mont Gele"), a newly-formed Cayman reinsurance company. Mont Gele is a separate legal entity in which Flagstone has no equity investment, management, board interests or related party relationships. Under this agreement Mont Gele assumes an excess of loss agreement expiring on June 30, 2009. Mont Gele is required to contribute funds into a trust for the benefit of Flagstone equal to the protection provided under the excess of loss agreement.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure and it has been reconciled to its most comparable GAAP financial measure. Flagstone believes this measure to be more relevant than comparable GAAP measures in evaluating Flagstone's financial performance. A reconciliation of this measure to shareholders equity is presented at the end of this release.

Additional information

Flagstone will host a conference call on Thursday August 9th, 2007 at 9.30a.m.
(EDT) to discuss this release. Live broadcast of the conference call will be available through the Investor Section of Flagstone Re's website at www.flagstonere.bm.

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global reinsurance company formed and headquartered in Bermuda. Flagstone Re employs a focused, technical approach to the Property Catastrophe, Property, and Specialty reinsurance business. Flagstone Re and Flagstone Reassurance Suisse have received "A-" financial strength ratings from both A.M. Best and Fitch Ratings, and "A3" ratings from Moody's Investors Service.

The company is traded on the New York Stock Exchange under the symbol FSR. Additional financial information and other items of interest are available at the Company's website located at http://www.flagstonere.bm. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before August 14, 2007 and urges shareholders to refer to that document for more complete information concerning Flagstone's financial results.

Please refer to the June 30, 2007 Financial Supplement, which is posted on the Company's website at www.flagstonere.bm for more detailed financial information.


Unaudited Consolidated Statements of Operations and Comprehensive Income - For the three month and six month periods ended June 30, 2007 and June 30, 2006 (expressed in thousands of U.S. dollars, except share and per share data)

                      Three Months Ended         Six Months Ended
                     June 30,     June 30,     June 30,     June 30,
                       2007         2006         2007         2006
                   ------------ ------------ ------------ ------------

REVENUES
Gross premiums
 written           $   181,345  $   125,453  $   388,358  $   214,067
Reinsurance
 premiums ceded              -       (6,714)      (8,245)      (8,602)
                   ------------ ------------ ------------ ------------
Net premiums
 written               181,345      118,739      380,113      205,465
Change in net
 unearned premiums     (69,503)     (81,464)    (167,045)    (149,218)
                   ------------ ------------ ------------ ------------
Net premiums earned    111,842       37,275      213,068       56,247
Net investment
 income                 20,531        8,173       34,162       14,801
Net realized and
 unrealized gains
 (losses)               (1,901)      (5,526)       2,613       (8,621)
Other income               251        2,009          924        2,009
                   ------------ ------------ ------------ ------------
Total revenues         130,723       41,931      250,767       64,436
                   ------------ ------------ ------------ ------------

EXPENSES
Loss and loss
 adjustment
 expenses               77,257        3,609      125,005        9,827
Acquisition costs       14,725        5,253       27,443        8,098
General and
 administrative
 expenses               13,800        8,399       28,469       16,249
Interest expense         3,520            -        6,784            -
Net foreign
 exchange gains            (56)      (1,166)      (1,338)      (1,325)
                   ------------ ------------ ------------ ------------
Total expenses         109,246       16,095      186,363       32,849
                   ------------ ------------ ------------ ------------
Income before
 income taxes,
 minority interest,
 and interest in
 earnings of equity
 investments            21,477       25,836       64,404       31,587
Provision for
 income tax                (77)           -         (122)           -
Minority interest       (7,892)           -      (15,625)           -
Interest in
 earnings of equity
 investments             1,186          259        1,647          259

                   ------------ ------------ ------------ ------------
NET INCOME         $    14,694  $    26,095  $    50,304  $    31,846
                   ------------ ------------ ------------ ------------

Change in net
 unrealized losses           -       (2,603)           -       (3,584)
Change in currency
 translation
 adjustment             (1,741)          52       (2,017)          52

                   ------------ ------------ ------------ ------------
COMPREHENSIVE
 INCOME            $    12,953  $    23,544  $    48,287  $    28,314
                   ============ ============ ============ ============


Weighted average
 common shares
 outstanding--Basic 85,139,757   71,547,891   78,479,958   68,481,102
                   ------------ ------------ ------------ ------------
Weighted average
 common shares
 outstanding--
 Diluted            85,198,147   71,547,891   78,529,631   68,481,102
                   ------------ ------------ ------------ ------------
Net income per
 common share
 outstanding--Basic$      0.17  $      0.36  $      0.64  $      0.47
                   ------------ ------------ ------------ ------------
Net income per
 common share
 outstanding--
 Diluted           $      0.17  $      0.36  $      0.64  $      0.47
                   ------------ ------------ ------------ ------------

Unaudited Consolidated Balance Sheets - June 30, 2007 and December 31, 2006 (expressed in thousands of U.S. dollars)

                                           As at           As at
                                       June 30, 2007 December 31, 2006
                                       ------------- -----------------

ASSETS
Investments:
Fixed maturities, at fair value
 (Amortized cost: 2007 - $992,567; 2006
 - $686,288)                           $    978,660  $        682,278
Short term investments, at fair value
 (Cost: 2007 - $25,683; 2006 - $nil)         25,583                 -
Equity investments, at fair value
 (Cost: 2007 - $25,171; 2006 - $nil)         28,766                 -
Other investments                           157,438            74,496
                                       ------------- -----------------
Total Investments                         1,190,447           756,774
Cash and cash equivalents                   422,045           261,352
Reinsurance premium balances receivable     220,229            68,940
Unearned premiums ceded                       4,211             8,224
Accrued interest receivable                   7,719             6,331
Receivable for investments sold                   -             3,599
Deferred acquisition costs                   34,186            11,909
Funds withheld                                5,138                 -
Goodwill                                      6,602             5,624
Other assets                                 17,580            18,659
Due from related parties                      2,291             3,090
                                       ------------- -----------------
Total Assets                           $  1,910,448  $      1,144,502
                                       ============= =================

LIABILITIES
Loss and loss adjustment expense
 reserves                              $    135,143  $         22,516
Unearned premiums                           269,020            98,659
Insurance and reinsurance balances
 payable                                        883                 -
Payable for investments purchased             1,201             9,531
Long term debt                              238,290           137,159
Other liabilities                            17,164            11,866
Due to related parties                        1,283               252
                                       ------------- -----------------
Total Liabilities                           662,984           279,983
                                       ------------- -----------------

                                       ------------- -----------------
Minority Interest                           161,619                 -
                                       ------------- -----------------

SHAREHOLDERS' EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2007 - 85,297,891;
 2006 - 71,547,891)                             853               715
Additional paid-in capital                  901,279           728,378
Accumulated other comprehensive loss         (2,536)           (4,528)
Retained earnings                           186,249           139,954
                                       ------------- -----------------
Total Shareholders' Equity                1,085,845           864,519
                                       ------------- -----------------

                                       ------------- -----------------
Total Liabilities, Minority Interest
 and Shareholders' Equity              $  1,910,448  $      1,144,502
                                       ============= =================

Cautionary Statement under Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

This report may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise.

These statements include forward-looking statements both with respect to us specifically and our industry in general. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

        o the risks discussed on our Form S-1 filed with the SEC on March 30, 2007 beginning on page 12

        o   cyclicality of demand and pricing in the reinsurance market

        o   unpredictability and severity of catastrophic events

        o   adequacy of our risk management and loss limitation methods

        o   adequacy of our loss reserves

        o   our limited operating history

        o   dependence on key personnel

        o dependence on the policies, procedures and expertise of ceding companies

        o potential loss of business from one or more major reinsurance brokers

        o   potential for financial strength rating downgrade

        o   risks inherent to our acquisition strategy

        o   highly competitive business environment and

        o   other factors, most of which are beyond our control.


Accordingly, all of the forward-looking statements made in this report are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in our Form S-1 filed with the SEC on March 30, 2007 which could cause actual results to differ before making an investment decision.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented "diluted book value per common share" which is a non-GAAP financial measure. We have included this measure because it takes into account the effect of dilutive securities and therefore, we believe that this is a better measure of calculating shareholder returns than basic book value per share.

Investors are cautioned not to place undue reliance on this non-GAAP measure in assessing the Company's overall financial performance.

Book Value per Share (Unaudited)

                                        As at             As at
                                    June 30, 2007   December 31, 2006
                                  ----------------- ------------------
                                   ($ in thousands, except share and
                                             per share data)


 Shareholders' Equity             $       1,085,845 $          864,519
 Potential net proceeds from
  assumed:
   Exercise of PSU (1)                                               -
   Exercise of RSU (1)                                               -
   Conversion of warrants - ($14
    strike price) (2)                             -                  -
                                  ----------------- ------------------
 Diluted Shareholders' Equity     $       1,085,845 $          864,519
                                  ================= ==================


 Common shares outstanding - end
  of period                              85,297,891         71,547,891
 Potential shares to be issued:
   PSUs outstanding                       1,538,000            713,000
   RSUs outstanding                         326,538            117,727
   Conversion of warrants - ($14
    strike price) (2)                             -                  -
                                  ----------------- ------------------
 Common Shares Outstanding -
  Diluted                                87,162,429         72,378,618
                                  ================= ==================


 Basic book value per share       $           12.73 $            12.08
                                  ================= ==================


 Diluted book value per share     $           12.46 $            11.94
                                  ================= ==================


 (1) No proceeds due when exercised
 (2) Below strike price - not dilutive

Contact:
Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, 441-278-4303